MidSouth Bancorp-- Shareholders Approve Both Propositions

LAFAYETTE, LA.-May 31, 2007- MidSouth Bancorp, Inc., the "Company" announced today that the following four members of its board were re-elected to 3-year terms to expire at the Annual Shareholders' Meeting in the year 2010:  Will Charbonnet, Sr., who serves as Chairman of the Board of MidSouth Bancorp and MidSouth Bank-Louisiana, Managing Director of Crossroads Catholic Bookstore, and Controller of Philadelphia Fresh Foods, Inc.; Clayton Paul Hilliard, President of Badger Oil Corporation, Badger Oil & Gas Ltd., Convexx  Oil and Gas, Inc. and Warlord Oil Corporation; Stephen C. May, Publisher of The Independent Weekly; and Joseph V. Tortorice, Jr. who serves as Chairman of the Board of MidSouth Bank-Texas, subsidiary of the Company, and as CEO of Deli Management Inc.

Additionally, Timothy J. Lemoine and R. Glenn Pumpelly were also approved as newcomers to the Company Board.  Both have served on the board of MidSouth Bank-Louisiana since 2004.  Mr. Lemoine, a consultant and investor, was elected for a two-year term to expire at the Annual Shareholders' Meeting in the year 2009.  Mr. Pumpelly, President and Chief Executive Officer of Pumpelly Oil Company, LLC was elected to serve until the Annual Shareholders' Meeting of 2008.

Chairman of the Board, Will Charbonnet, Sr., noted "We welcome these two gentlemen to the MidSouth Board as their extensive knowledge and experience has already been of tremendous value during their tenure as directors of MidSouth Bank."

Continuing on the board are C. R. Cloutier, who serves as President and Chief Executive Officer of the Company and its subsidiary, MidSouth Bank; James R. Davis who is Lead Director and Chairman of the Company's Audit Committee is also President of Davis/Wade Financial Services, LLC; Karen L. Hail who is Senior Executive Vice President and Chief Operations Officer of the Company; Dr. Milton B. Kidd, III, Optometrist of the Kidd Vision Centers and Kidd and Associates, LLC; Dr. J. B. Hargroder who is Vice Chairman of the Company Board and a retired physician and William M. Simmons a private investor from Avery Island, Louisiana.

Additionally, the shareholders approved the MidSouth Bancorp 2007 Omnibus Incentive Compensation Plan that replaces the now-expired 1997 Incentive Stock Option Plan.

MidSouth Bancorp, Inc. is a Lafayette-based holding company with total assets approaching $815 million. It has 30 locations in Louisiana and Texas and more than 120 ATMs.

Through its wholly owned subsidiaries, MidSouth Bank-Louisiana and MidSouth Bank-Texas, MidSouth Bancorp offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. One of the fastest-growing  banks in the South, the group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses. Founded in 1985, MidSouth Bank has 23 offices extending along the Interstate 10 corridor in south Louisiana: Lafayette Parish (9), St. Martin Parish (2), Jefferson Davis Parish (1), St. Landry Parish (1), Iberia Parish (4), St. Mary Parish (1), Calcasieu Parish (2), Lafourche Parish (1), Terrebonne Parish (1) and East Baton Rouge Parish (1).

President and Chief Executive Officer, C. R. "Rusty" Cloutier reported at the shareholders meeting that additionally two new banking facilities are under way in the Baton Rouge market — the Siegen Lane facility in Baton Rouge is scheduled to open on June 11 while the second in Towne Center on Corporate Boulevard is expected to be in operation by January, 2008.  Also, a new retail location in Lake Charles is tentatively set to open in October, and the bank is expanding to Cut Off (south of Houma) in August.

MidSouth Bank-Texas currently has six full-service offices and one loan production office serving the southeast region of Texas, including Beaumont, Vidor, College Station, Conroe, and most recently the greater Houston market. MidSouth Bank-Texas has three offices in Jefferson County, one in Orange County, one in Brazos County, and one in Montgomery County. Future plans in the Texas market include an office in Houston, set to open in August, as well as new facilities that should open in September in both Conroe and in College Station.

 MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Contact:  C. R. Rusty Cloutier, President & CEO or J. Eustis Corrigan, Jr., Chief     Financial Officer at (337)237-8343

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